Exhibit 10.4
CONSULTING AGREEMENT
    This CONSULTING AGREEMENT (the “Agreement”) is hereby entered into by and between Helen Thackray (“Consultant”) and BioCryst Pharmaceuticals, Inc. (together with its Affiliates, “BioCryst”) a Delaware corporation, with offices at 4505 Emperor Boulevard, Suite 200, Durham, North Carolina 27703 and shall be effective as of September 1, 2025 (the “Effective Date”). With respect to either party, “Affiliate” means any entity or organization controlling, controlled by or under common control with such party. For the purposes of this definition “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an organization or entity, whether the ownership of voting securities, by contract or otherwise.
W I T N E S S E T H:
    In consideration of the services rendered by Consultant to BioCryst, the compensation to be paid to Consultant by BioCryst, and the mutual promises and agreements hereinafter set forth, the parties hereto agree as follows:
1.Term. This Agreement will commence on the Effective Date and continue in effect up to and through December 31, 2025, unless earlier terminated pursuant to Section 12 of this Agreement (the “Term”).
2.Services. During the Term, Consultant agrees to make herself reasonably available to respond to inquiries from senior executives of BioCryst regarding the transition of her services and other matters about which Consultant has knowledge (collectively, the “Services”). Consultant shall report directly to BioCryst and shall provide the Services in accordance with reasonable instructions given to her by BioCryst. Consultant shall not utilize any third party in the performance of the Services without the prior written consent of BioCryst.
The Services rendered under this Agreement constitute services in accordance with the terms BioCryst Stock Incentive Plan (the “Incentive Plan”) and the BioCryst Inducement Equity Incentive Plan (the “Inducement Plan” and together with the Incentive Plan, the “Plans”; and capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Plans), and therefore, Consultant’s equity awards received while in the employment of BioCryst (the “Equity Awards”) will continue to vest during the Term in accordance with the provisions of the applicable Plans and any related award agreements. Without limiting the foregoing, the parties agree that there has not been and will not be any lapse of “Services” rendered to BioCryst with respect to the transition of Consultant from an Employee of BioCryst immediately prior to the effectiveness of this Agreement, and the existing outstanding Equity Awards heretofore granted Consultant shall remain in full force and effect, notwithstanding the transition of Consultant from Employee status to Consultant or independent contractor status.

Notwithstanding the foregoing, upon expiration or termination of the Term, the Services will terminate and, therefore, the period for exercising any applicable vested stock options shall be a 180-day period commencing with the expiration or termination of the Term, but in no event shall this stock option be exercisable at any time after the Expiration Date. Upon the expiration of such 180-day period or (if earlier) upon the Expiration Date, vested stock options shall terminate and cease to be outstanding. Further, upon expiration or termination of the Term, Consultant’s then-unvested stock options and then-unvested restricted stock units shall be forfeited immediately and automatically to the Company and shall cease to be exercisable by Consultant.

3.Payment and Expenses. BioCryst shall pay to Consultant a flat retainer fee of $12,500/month for Services provided hereunder. No amounts will be withheld from this payment, but all such amounts will be reported on a form 1099 in the ordinary course. In addition, BioCryst shall reimburse Consultant for actual and reasonable out-of-pocket expenses that have been approved by BioCryst in advance, and incurred in the performance of the Services. The continued vesting of the Equity Awards and the monthly retainer are Consultant’s sole compensation for rendering Services to BioCryst. Consultant shall provide BioCryst with monthly statements detailing any expense reimbursements that Consultant believes are due under this Agreement, and shall itemize and provide receipts for all expenses. BioCryst agrees to pay approved invoices within thirty (30) days of receipt. Consultant will not be reimbursed for individual expenses exceeding $25.00 without a corresponding receipt. BioCryst shall not be responsible for reimbursing expenses which are not billed within three (3) months of the date such expenses are incurred.
4.Proprietary Information.
a.Definition of “Proprietary Information”. Consultant understands that BioCryst possesses and will possess Proprietary Information that is important to its business. In addition, BioCryst frequently receives information from third parties that is confidential in nature, and which BioCryst is obligated to keep confidential. For purposes of this Agreement, “Proprietary Information” is all information, whether or not in writing or other tangible form, that was or will be developed, created, or discovered by or on behalf of BioCryst, or which became or will become known by, or was or is conveyed to BioCryst (including, without limitation, “Results” as defined above), which has commercial value to BioCryst or which BioCryst is obligated to keep confidential. “Proprietary Information” includes, but is not limited to, business, financial, marketing and customer information, product development plans, forecasts, inventions (whether patentable or not) technology, know-how, processes, data, ideas, techniques, inventions, trade secrets, chemical materials, biological materials, genetic sequences, data, technical information, information about software programs and subroutines, source and object code, databases, database criteria, processes, designs, methodologies, internal documentation, works of authorship, the salaries and terms of compensation of other individuals, client and supplier lists, contacts at or knowledge of clients or prospective clients of BioCryst, and other information concerning the actual or anticipated products or services, business, research or development, or any information which is received in confidence by or for BioCryst from any other person.
b.Definition of “BioCryst Materials”. Consultant understands that BioCryst possesses or will possess “BioCryst Materials” which are important to its business. For purposes of this Agreement, “BioCryst Materials” are documents or other media or tangible items that contain or embody Proprietary Information or any other information concerning the business, operations or plans of BioCryst or clients, whether such documents have been prepared by Consultant or by others. “BioCryst Materials” include, but are not limited to, blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, tapes or printouts, sound and video recordings and other printed, typewritten or handwritten documents, sample products, prototypes and models.
c.Ownership of Proprietary Information; Assignment. All Proprietary Information and all title, patents, patent rights, copyrights, trade secret rights, sui generis database rights and other intellectual or industrial property rights of any sort anywhere in the world (collectively “Rights”) in connection therewith shall be the sole property of BioCryst. Consultant hereby assigns to BioCryst any Rights Consultant may have or acquire in such Proprietary Information. At all times, both during the term of this Agreement and after its termination, Consultant will keep in confidence and trust and will not use or disclose any Proprietary Information or anything related to it without the prior written consent of an officer of BioCryst. Consultant acknowledges that any disclosure or unauthorized use of Proprietary Information will constitute a material breach of this Agreement and cause substantial harm to BioCryst for which monetary damages would not be a fully adequate remedy and, therefore, in the event of any such breach, in addition to other available remedies, BioCryst shall have the right to injunctive relief.
d.Ownership of BioCryst Materials. All BioCryst Materials shall be the sole property of BioCryst. Consultant agrees that during the term of this Agreement, Consultant will not remove any BioCryst Materials from the business premises of BioCryst or deliver any BioCryst Materials to any person or entity outside BioCryst, except as required to do in connection with performance of the Services under this Agreement. Consultant further agrees that, immediately upon BioCryst’s request and in any event upon completion of the Services or termination of this Agreement, Consultant shall deliver within fifteen (15) days to BioCryst all BioCryst Materials, any document or media which contains Results, apparatus, equipment and other physical property or any reproduction of such property, excepting only Consultant’s copy of this Agreement.

5.Developments.

a.Disclosure of Developments to BioCryst. Consultant will promptly disclose in writing to BioCryst, or to any persons designated by BioCryst from time to time, all “Developments” (which term includes, without limitation, inventions, data, chemical materials, biological materials, works of authorship, discoveries, improvements, designs, source and software code, trade secrets, technology, algorithms, computer programs, audio, video or other files or other content, ideas, processes, techniques, know-how and data, whether or not patentable), made, conceived, reduced to practice or developed by Consultant, either alone or jointly with others, during the term of this Agreement in connection with the Services. Consultant shall also disclose to BioCryst all Developments conceived, reduced to practice or developed by Consultant within fifteen (15) days of the termination of this Agreement that relate to any Proprietary Information of BioCryst. Such disclosures shall be received by BioCryst in confidence (to the extent that they are not assigned under Section 5(b) below) and do not extend the assignment made in Section 5(b) below.
b.Assignment of Developments. Consultant agrees that all Developments which Consultant makes, conceives, reduces to practice or develops (in whole or in part, either alone or jointly with others) during the term of this Agreement in connection with the Services or which relate to any Proprietary Information shall be the sole property of BioCryst. Consultant agrees to assign and hereby assigns to BioCryst all Rights to all Developments. BioCryst shall be the sole owner of all Rights in connection such Developments.
c.License. If any Rights or Developments assigned hereunder or any Results are based on, or incorporate, or are improvements or derivatives of, or cannot be reasonably made, used, reproduced and distributed without using or violating technology or Rights owned or licensed by Consultant and not assigned hereunder, Consultant hereby grants BioCryst a perpetual, worldwide, royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such technology and Rights in support of BioCryst’s exercise or exploitation of any Results or assigned Rights or Developments (including any modifications, improvements and derivatives thereof).

6.Right to Inspect. At all times before or after completion of the Services, Consultant agrees to permit authorized representatives of BioCryst, upon reasonable advance notice and during regular business hours, to examine and inspect (and where applicable make copies of) (i) the Developments and any materials relating thereto; (ii) Consultants facilities used to conduct services, (iii) raw study data, (iv) and any other relevant information necessary to confirm compliance with this Agreement and industry guidelines. Consultant agrees to take any steps necessary to cure deficiencies in the defined services at Consultant’s expense.
7.Assistance by Consultant. Consultant agrees to perform, during and after the term of this Agreement, all acts deemed necessary or desirable by BioCryst to permit and assist it in evidencing, perfecting, obtaining, maintaining, defending and enforcing Rights and/or Consultant’s assignment with respect to the Results and the Developments in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. Consultant hereby irrevocably designates and appoints BioCryst and its duly authorized officers and agents, as Consultant’s agents and attorneys-in-fact to act for and on behalf of and instead of Consultant, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by Consultant.
8.Non-Solicitation and Non-competition. Consultant represents that Consultant has fully complied with the terms of and acknowledge and agrees that Consultant remains bound by the terms of the Employee’s Proprietary Information and Inventions Agreement dated March 2, 2021, and the Non-Competition and Non-Solicitation Agreement dated March 2, 2021, and Consultant agrees to comply with those agreements in all respects. Consultant represents that as of the date of Consultant’s signature to this Agreement, Consultant has disclosed and assigned to the Company, and hereby assigns to the Company, all Proprietary Information (as defined in Consultant’s Employee’s Proprietary Information and Inventions Agreement) in Consultant’s possession or control, regardless of how or where such items are stored (e.g., including in any personal or family member devices).
9.Representations and Warranties. Consultant represents and warrants that:
a.Non-disclosure of Third-party’s Confidential Information. The performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to the execution of this Agreement, and Consultant has not entered into, and Consultant agrees not to enter into, any agreement, either written or oral, that conflicts or might conflict with Consultant’s performance of the Services and other obligations under this Agreement.
b.Debarment. Consultant shall comply with all applicable laws and regulations related to the performance of the Services; Consultant has not been, and shall not be debarred by the FDA under 21 USC 335a and/or disqualified under 21 CFR 312.70; Consultant has not and shall not utilize any individual or facility that has been so disqualified or debarred in the performance of the Services; and Consultant shall immediately notify BioCryst upon its learning of any person or entity providing services in any capacity in connection with this agreement that is or becomes so debarred or disqualified or receives notice of an action of or for disbarment or disqualification.

c.Compliance with Law. Consultant will comply with all applicable federal, state and local laws, regulations, professional standards, and industry codes, ordinances and orders, as amended from time to time, including but not limited to (i) the Foreign Corrupt Practices Act of 1977 and the UK Bribery Act, (ii) the federal anti-kickback statute (42 U.S.C. §1320a-7b(b)), and state anti-kickback and other laws restricting gifts to, relationships with and information from prescribers, (iii) the federal Food and Drug Administration laws, regulations and guidance, including the federal Food, Drug and Cosmetic Act and the Prescription Drug Marketing Act, (iv) those governing the purchase and sale of securities while in possession of material, non-public information about a company, and (v) Good Laboratory Practices (“GLP”) and Good Clinical Practices (“GCP”). During the Term, Consultant shall promptly notify BioCryst in writing of any known or expected violations of this Section 9(c). In addition, Consultant will materially comply with all reasonable and applicable BioCryst policies and procedures as provided in writing to Consultant.
d.Originality of Developments. Any and all Developments that it has created or will create under this Agreement will be original and shall not infringe the rights of any third party.

10.Limitation of Liability. BIOCRYST SHALL NOT BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION, ANY LOSS OR REVENUES OR PROFITS.
11.Termination. This Agreement may only be terminated by BioCryst if (i) Consultant has materially breached a material term of this Agreement, and (ii) BioCryst has provided Consultant written notice of the provision Consultant allegedly materially breached. Termination shall be immediately effective if Consultant fails to cure such breach within thirty (30) days of receipt of notice. Termination of this Agreement under the provisions of this section 12 shall not release either party from any obligation and payment becoming due prior to the effective date of termination, if such termination is not caused by the default of either party.
12.Independent Contractor. Nothing herein contained shall be deemed to create an agency, joint venture, partnership or franchise relationship between the parties hereto. Consultant acknowledges that he/she is an independent contractor, is not an agent or employee of BioCryst, is not entitled to any BioCryst employment rights or benefits and is not authorized to act on behalf of BioCryst. Consultant shall be solely responsible for any and all tax obligations of Consultant, including but not limited to, all city, state and federal income taxes, social security tax and other self employment taxes incurred by Consultant, and BioCryst shall not be responsible for withholding any such taxes from Consultant's fee. In addition, Consultant shall not be entitled to any employee benefits, including without limitation, retirement, profit sharing, or medical insurance. BioCryst shall not dictate the work hours of Consultant during the term of this Agreement. Subject to Section 9 of this Agreement, Consultant shall perform the Services on a non-exclusive basis and shall be free to accept other engagements during the term of this Agreement. The parties hereby acknowledge and agree that BioCryst shall have no right to control the manner, means, or method by which Consultant performs the Services. Rather, BioCryst shall be entitled only to direct Consultant with respect to the elements of the Services and the results to be derived by BioCryst, to inform Consultant as to where and by when the Services shall be performed, and to review and assess the performance of the Services by Consultant for the limited purposes of assuring that the Services have been performed and confirming that such results were satisfactory. BioCryst shall be entitled to exercise broad general power of supervision and control over the results of work performed by Consultant's personnel to ensure satisfactory performance, including but not limited to, the right to inspect, the right to stop work, the right to make suggestions or recommendations as to the details of the work, and the right to propose modifications to the work.
13.Performance. Consultant’s performance under this Agreement shall be conducted with due diligence and in full compliance with the highest professional standards of practice in the industry. Consultant shall comply with all applicable laws and BioCryst safety rules in the course of performing the Services. If Consultant’s work requires a license, Consultant has obtained that license and the license is in full force and effect.
14.Pharmacovigilance. Where Consultant is expected to engage with patients or health care professionals, Consultant shall (a) inform BioCryst at PM_Safety@biocryst.com within (1) one business day of its receipt of any safety information associated with the use of BioCryst products and (b) comply with BioCryst’s reasonable training and instructions in relation to safety information reporting including, but not limited to, reconciliation of reports as reasonably requested by BioCryst.
15.Publicity/Material Non-Public Information. Consultant shall not utilize or publicize the name “BioCryst Pharmaceuticals, Inc.,” the ticker symbol “BCRX” or any trademarks of BioCryst, without the express written consent of BioCryst. Consultant acknowledges that it is aware, and that it will advise its employees and agents, that, in the event it or they become aware of material, non-public information concerning BioCryst, the United States securities laws prohibit it or them from purchasing or selling securities of BioCryst while in possession of such material, non-public information.
16.Indemnification. Consultant will indemnify and hold BioCryst harmless, and will defend BioCryst against any and all loss, liability, damage, claims, demands or suits and related costs and expenses to persons or property that are directly caused by Consultant failure to satisfy its tax or withholding obligations, or a material breach of any term or condition of this Agreement by Consultant.
17.Survival. Consultant agrees that all obligations under Sections 4-11, and 16-24 of this Agreement shall continue in effect after termination of this Agreement.
18.Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be modified to the minimum extent necessary to comply with applicable law and the intent of the parties.
19.Governing Law. Consultant agrees that any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of North

Carolina without regard to the conflict of laws provisions thereof, and Consultant submits to the exclusive jurisdiction and venue of the federal and state courts located in Wake County, North Carolina.
20.Binding Nature; Assignment. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Notwithstanding the foregoing, this Agreement may not be assigned, in whole or in part, by either party without the prior written consent of the other party. However, BioCryst may transfer or assign this Agreement, in whole or in part, without prior notice to or consent of Consultant, to an Affiliate of BioCryst or in connection with a merger, consolidation, or a sale or transfer of all or substantially all of the assets to which this Agreement relates, provided that all obligations of BioCryst are assumed by the assignee.
21.Entire Agreement. This Agreement together with all Exhibits hereto contains the entire understanding of the parties regarding the terms and conditions of this Agreement and supersedes all prior negotiations, understandings and agreements between the parties, whether oral or in writing, related thereto. This Agreement does not supersede the Separation Letter Agreement executed contemporaneously herewith and does not supersede any obligations that Consultant owes to any member of the Company Group related to confidential or proprietary information, intellectual property, non-competition, non-solicitation, and/or arbitration, which shall continue in full effect in accordance with their terms. This Agreement can only be modified by a subsequent written agreement executed by an authorized signatory of BioCryst. During the performance of this agreement, the Consultant agrees to comply with all Federal, state and local laws respecting discrimination in employment and non-segregation of facilities including, but not limited to, the applicable provisions of E.O. 11246, Rehabilitation Act of 1973, Vietnam Era Veterans’ Readjustment Assistance Act of 1974, E.O. 13496 and respective regulations including 29 C.F.R. 471 Appendix A to Subpart A and 61-300.10, and the EEO Clauses set forth in 41 C.F.R. 60-1.4, -250.5(a), -300.5(a) and –741.5(a), all of which are incorporated herein by reference.
22.Notices. All notices hereunder shall be in writing, and shall be delivered in person, by facsimile transmission (fax), by overnight air courier or by mail, and shall be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one (1) business day after being delivered by facsimile (with electronic receipt of appropriate confirmation), (iv) one (1) business day after being deposited with a nationally recognized overnight courier service guaranteeing next-day delivery or (v) four (4) days after being deposited in the postage prepaid certified U.S. mail, return receipts requested, and addressed to the attention of:

To BioCryst:	To Consultant:
BioCryst Pharmaceuticals, Inc. 4505 Emperor Blvd., Suite 200 Durham, NC 27703 Telephone: 919-859-1302 Facsimile: 919-859-1314 Attn: General Counsel	Helen Thackray [****] [****] Tel: [****] Email: [****]

23.Headings. The section headings in this Agreement are for purposes of reference only.
24.Facsimile and Counterparts. This Agreement may be executed via facsimile and in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.

CONSULTANT HAS READ THIS AGREEMENT CAREFULLY AND UNDERSTANDS AND ACCEPTS THE OBLIGATIONS WHICH IT IMPOSES UPON CONSULTANT WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO CONSULTANT TO INDUCE CONSULTANT TO SIGN THIS AGREEMENT. CONSULTANT SIGNS THIS AGREEMENT VOLUNTARILY AND FREELY.

Helen Thackray (“Consultant”)	BioCryst Pharmaceuticals, Inc. (“BioCryst”)
Signature: /s/ Helen Thackray	Signature: /s/ Alane Barnes
Name: Helen Thackray	Name: Alane Barnes
Title: Chief Legal Officer

9